Filed pursuant to Rule 433
Registration Statement No. 333-137697
April 17, 2008

Issuer	Teekay LNG Partners L.P. (NYSE: TGP)

Offering Size	5,000,000 Common Units Representing Limited Partner Interests (plus 30-day option to purchase an additional 750,000 common units)

Offering Price	$28.75 per unit

Underwriters	Citigroup Global Markets Inc. Wachovia Capital Markets, LLC UBS Securities LLC Raymond James & Associates, Inc. Deutsche Bank & Securities Inc. Dahlman Rose & Company, LLC

Stabilization Transactions	Prior to purchasing the common units being offered pursuant to the prospectus supplement, one of the underwriters purchased, on behalf of the syndicate, 145,200 common units at an average price of $29.0086 per unit in stabilizing transactions on April 17, 2008.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146 (Citigroup Global Markets Inc.).